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                                                                   EXHIBIT 99.1

For: Mesa Air Group, Inc                               Contact:    Sarah Pitcher
                                                                  (505) 326-4403

August 19, 1996                                            FOR IMMEDIATE RELEASE

                                  MESA'S JET FLEET EXPANDS

         Farmington, N.M. -- Mesa Air Group, Inc. announced today its decision to purchase 16 Canadair Regional Jet Series 200LR aircraft plus 16 options from Bombardier Regional Aircraft Division. A definitive agreement confirming the purchase will be concluded within the next few weeks.

         Delivery of the Canadair Regional Jet will begin in February 1997. The aircraft's spacious cabin provides seating for 50 passengers in a two-by-two seat configuration. These aircraft, valued at approximately $20 million, are powered by high-performance General Electric CF34-3B1 engines.

         "Following an exhaustive study of competitive aircraft, we selected Bombardier's Canadair Jet," said Larry Risley, Chairman of Mesa Air Group,
Inc. "The choice of the Canadair Jet was ultimately made on several key points: the aircraft's performance, its track record and profit potential."

         "We are extremely delighted with Mesa's decision to expand its relationship with us by adding a fleet of Canadair Jets to their operations," said Bombardier Regional Aircraft Division president Pierre Lortie. " And we are proud of the value the Canadair Jet brings to Mesa's operations. This added

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Mesa Air Group, Inc.
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value stems from the superior operational and economic performance of the
Canadair Regional Jet, an airliner built to last under the most demanding commercial operating conditions. We are very proud to expand the scope of our association with Mesa's winning team," he added.

         Mesa Air Group, Inc. is the largest independently owned regional carrier in the world flying to 166 cities in 30 states plus the District of Columbia. It has a fleet of 174 aircraft. The Company's six airline divisions operate as America West Express, Mesa Airlines, United Express and USAir Express.

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